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                                                                    EXHIBIT 4.14



                             FIRST AMENDMENT TO THE
             ALLIED WASTE INDUSTRIES, INC. 1991 INCENTIVE STOCK PLAN
                   (AS AMENDED AND RESTATED ON MARCH 29, 2001)

      THIS AMENDMENT, is made and entered into on August 8, 2001, by ALLIED WASTE INDUSTRIES, INC., a Delaware corporation ("Employer").

                                R E C I T A L S:

      1. The Employer maintains the Allied Waste Industries, Inc. 1991 Incentive Stock Plan, as amended and restated effective March 29, 2001 ("Plan");

      2. The Employer has reserved the right to amend the Plan in whole or in part; and

      3. The Employer intends to amend the Plan.

      THEREFORE, the Employer hereby adopts this Amendment as follows:

      1. Section 7(c) of the Plan is revised to read as follows:

            (c) Transfers Prior to Vesting. Prior to the vesting of a share of Restricted Stock, a Participant shall be entitled to assign or transfer such share and all of the rights related thereto to the extent permitted by this Section 7(c). Any such assignment or transfer must not be for value. Any such assignment or transfer is limited to an assignment or transfer to: (i) a child, stepchild, grandchild, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, (ii) any person sharing the Participant's household (other than a tenant or employee),
      (iii) a trust in which the persons described in (i) or (ii) (or the Participant) hold more than 50% of the beneficial interest or (iv) a private foundation in which the persons described in (i) or (ii) (or the Participant) own more than 50% of the voting interests. A transfer to any entity in which more than 50% of the voting interests are owned by the persons described in (i) or (ii) (or the Participant) in exchange for an interest in that entity shall not constitute a transfer for value.

      2. The Effective Date of this Amendment shall be August 8, 2001.

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      3. Except as amended, all of the terms and conditions of the Plan shall remain in full force and effect.

                                       ALLIED WASTE INDUSTRIES, INC., a
                                         Delaware corporation



                                       By
                                         ---------------------------------------
                                          Steven M. Helm, Vice President, Legal
                                          and Corporate Secretary


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